Exhibit 10.1

Severance Agreement

WAIVER AND RELEASE AGREEMENT

WAIVER AND RELEASE AGREEMENT (this “Release Agreement”), dated as of February 5, 2020, between Lumber Liquidators Holdings, Inc. (the “Company”), and Dennis Knowles (the “Employee”).

1.                   Termination of Employment. The Employee acknowledges that his employment with the Company and its subsidiaries and affiliated entities terminated effective as of the date first written above (the “Termination Date”) and his role and responsibilities as President and Chief Executive Officer terminated as of the Termination Date. Subject to the terms of this Release Agreement, the Employee shall be paid, offered, and provided compensation and benefits at the Employee’s current rates and amounts through the Termination Date.

2.                   Release.

a.                   In consideration of the payments and benefits set forth in Section 1.3 of the Severance Agreement between the Company and the Employee dated as of July 26, 2018 (the “Severance Agreement”), the Employee, on behalf of himself and his heirs, executors, successors and assigns, knowingly and voluntarily releases, remises, and forever discharges the Company and its parents, subsidiaries and affiliates, together with each of their current and former principals, officers, directors, shareholders, agents, representatives and employees, and each of their heirs, executors, successors and assigns (collectively, the “Releasees”), from any and all debts, demands, actions, causes of actions, accounts, covenants, contracts, agreements, claims, damages, omissions, promises, and any and all claims and liabilities whatsoever, of every name and nature, known or unknown, suspected or unsuspected, both in law and equity (“Claims”), which the Employee ever had, now has, or may hereafter claim to have against the Releasees by reason of any matter, cause or thing whatsoever arising from the beginning of time to the time he signs this Release Agreement (the “General Release”). This General Release of Claims shall apply to any Claim of any type, including, without limitation, any and all Claims of any type that the Employee may have arising under the common law, under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Americans With Disabilities Act of 1967, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Sarbanes-Oxley Act of 2002, each as amended, and any other federal, state or local statutes, regulations, ordinances or common law, or under any policy, agreement, contract, understanding or promise, written or oral, formal or informal, between any of the Releasees and the Employee, including but not limited to the Severance Agreement, and shall further apply, without limitation, to any and all Claims in connection with, related to or arising out of the Employee’s employment relationship, or the termination of his employment, with the Company.

b.                   Except as provided in Section 1.3 of the Severance Agreement, the Employee acknowledges and agrees that the Company has fully satisfied any and all obligations owed to him arising out of his employment with the Company, and no further sums are owed to him by the Company or by any of the other Releasees at any time.

c.                   The Employee represents and warrants to the Company that he has fully disclosed any and all matters of interest to the Company’s Board of Directors, including, but not limited to, those which (A) could reasonably likely have an adverse effect on the Company’s reputation, financial condition, operations, or liquidity and (B) should be disclosed under the Company’s Code of Business Conduct and Ethics. The Employee also hereby confirms that all prior acknowledgements, certifications or other representations made by the Employee prior to the Termination Date remain true, complete and accurate as of the Termination Date and covenants and agrees to immediately notify the Company’s Board of Directors of any circumstance or situation which may give rise to a change in those statements.

d.                   Nothing in this Paragraph 2 shall be deemed to release (i) the Employee’s right to enforce the terms of this Release Agreement, (ii) the Employee’s rights, if any, to any vested accrued benefits as of the Employee’s last day of employment with the Company under any plans of the Company which are subject to ERISA and in which the Employee participated, (iii) any claim that cannot be waived under applicable law, including any rights to workers’ compensation or unemployment insurance or (iv) the Employee’s rights, if any, for indemnification under any agreement or governing document of the Company with respect to the Employee’s service as an officer or director of any of the Releasees prior to the Termination Date.

1

e.                To the fullest extent allowed by law, the Employee promises never to file a lawsuit asserting any claims that are released in this Paragraph 2. In the event Employee breaches this Paragraph 2(e), the Employee shall pay to the Company all of its expenses incurred as a result of such breach, including but not limited to, reasonable attorneys’ fees and expenses. Notwithstanding the foregoing, the parties acknowledge and agree that this Paragraph 2(e) shall not be construed to prohibit the exercise of any rights by the Employee that the Employee may not waive or forego as a matter of law.

3.                   Consultation with Attorney; Voluntary Agreement. The Company advises the Employee to consult with an attorney of his choosing prior to signing this Release Agreement. The Employee understands and agrees that he has the right and has been given the opportunity to review this Release Agreement and, specifically, the General Release in Paragraph 2 above, with an attorney. The Employee also understands and agrees that he is under no obligation to consent to the General Release set forth in Paragraph 2 above. The Employee acknowledges and agrees that the payments and benefits set forth in Section 1.3 of the Severance Agreement are sufficient consideration to require him to abide with his obligations under this Release Agreement, including but not limited to the General Release set forth in Paragraph 2. The Employee represents that he has read this Release Agreement, including the General Release set forth in Paragraph 2 and understands its terms and that he enters into this Release Agreement freely, voluntarily, and without coercion.

4.                   Effective Date; Revocation. The Employee acknowledges and represents that he has been given at least forty-five (45) days during which to review and consider the provisions of this Release Agreement and, specifically, the General Release set forth in Paragraph 2 above, although he may sign and return it sooner if he so desires. The Employee further acknowledges and represents that he has been advised by the Company that he has the right to revoke this Release Agreement for a period of seven (7) days after signing it. The Employee acknowledges and agrees that, if he wishes to revoke this Release Agreement, he must do so in a writing, signed by him and received by the Company no later than 5:00 p.m. Eastern Time on the seventh (7th) day of the revocation period. If no such revocation occurs, the General Release and this Release Agreement shall become effective on the eighth (8th) day following his execution of this Release Agreement (the “Release Effective Date”). The Employee further acknowledges and agrees that, in the event that he revokes this Release Agreement, it shall have no force or effect, and he shall have no right to receive any of the payments or benefits pursuant to Section 1.3 of the Severance Agreement or otherwise.

5.                   Severability. In the event that any one or more of the provisions of this Release Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of the Release Agreement shall not in any way be affected or impaired thereby.

6.                   Waiver. No waiver by either party of any breach by the other party of any condition or provision of this Release Agreement to be performed by such other party shall be deemed a waiver of any other provision or condition at the time or at any prior or subsequent time. This Release Agreement and the provisions contained in it shall not be construed or interpreted for or against either party because that party drafted or caused that party’s legal representative to draft any of its provisions.

7.                   Governing Law. This Release Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Virginia, without reference to its choice of law rules.

8.                   Disputes. The parties hereby consent and agree that (i) all disputes between the parties, including those relating to the existence and validity of this Release Agreement and any dispute as to the arbitrability of a matter under this provision, shall be submitted to full and binding arbitration in the Commonwealth of Virginia, before a panel of three arbitrators and administered by the American Arbitration Association (“AAA”) under its Employment Arbitration Rules and Mediation Procedures, provided, however, that this provision shall not require arbitration of any claim which, by law, cannot be the subject of a compulsory arbitration agreement, (ii) notwithstanding the foregoing, each party irrevocably submits to the jurisdiction of any Commonwealth of Virginia State or Federal court in any action or proceeding provided for under Section 1.7 of the Severance Agreement or with respect to enforcement of any judgment upon the award rendered by the arbitrators, and hereby waives the defense of inconvenient forum to the maintenance of any such action or proceeding, (iii) either party may elect to invoke the Optional Rules for Emergency Measures of Protection provided under the AAA’s Employment Arbitration Rules and Mediation Procedures, (iv) judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof, (v) except as otherwise required by applicable law to render this Paragraph 8 fully enforceable, each party shall be responsible for its own costs and expenses (including attorneys’ fees) of any arbitration pursuant to this Paragraph 8; provided, however, that if the Employee prevails on any dispute covered by this provision, then the Company shall reimburse the Employee for the Employee’s reasonable attorneys’ fees and legal expenses, no later than thirty (30) days following any final resolution of such dispute, and (vi) each party has knowingly and voluntarily agreed to enter into this arbitration clause and, except as provided in Section 1.7 of the Severance Agreement, hereby waives any rights that might otherwise exist with respect to resolution of disputes between them, including with respect to the right to request a jury trial or other court proceeding.

2

9.                   Non-Disparagement.

a.                      The Employee agrees not to do or say anything, directly or indirectly, that reasonably may be expected to have the effect of criticizing or disparaging the Company, any director of the Company, any of the Company’s employees, officers or agents, or diminishing or impairing the goodwill and reputation of the Company or the products and services it provides. The Employee further agrees not to assert that any current or former employee, agent, director or officer of the Company has acted improperly or unlawfully with respect to the Employee or any other person regarding employment. The Company agrees not to do or say anything, directly or indirectly, that reasonably would have the effect of criticizing or disparaging the Employee.

b.                      Notwithstanding the foregoing provisions of this Paragraph 9, the parties agree that nothing in this Agreement shall be construed to prohibit the exercise of any rights by either party that such party may not waive as a matter of law nor does this Agreement prohibit the Employee, the Company or the Company's officers, employees and/or directors from testifying truthfully in response to a subpoena, inquiry or order by a court or governmental body with appropriate jurisdiction or as otherwise required by law.

10.                Return of Company Property. On or before the Termination Date, as determined by the Company, the Employee will promptly deliver to the Company all Company property, including but not limited to, all computers, phones, correspondence, manuals, letters, notes, notebooks, reports, flow charts, programs, proposals, passwords, third party equipment that the Company is authorized to represent, and any documents concerning the Company’s customers, operations, products or processes (actual or prospective) or concerning any other aspect of the Company’s business (actual or prospective) and, without limiting the foregoing, will promptly deliver to the Company any and all other documents or materials containing or constituting Confidential Information as defined in the Non-Compete Agreement, except that the Employee may retain personal papers relating to Employee’s employment, compensation and benefits.

11.                Cooperation. The Employee agrees that for a period of ten (10) years following the Termination Date, the Employee shall have a continuing duty to fully and promptly reasonably cooperate with the Company and its legal counsel by providing any and all requested information and assistance concerning any legal or business matters that in any way relate to the Employee’s actions or responsibilities as an employee of the Company, or to the period during the Employee’s employment with the Company. Such reasonable cooperation shall include but not be limited to truthfully and in a timely manner participating and consulting concerning facts, responding to questions, providing pertinent information, providing affidavits and statements, preparing for and attending depositions, and preparing for and attending trials, hearings and other proceedings. Such reasonable cooperation shall include meeting with representatives of the Company upon reasonable notice at reasonable times and locations. The Company shall use its reasonable efforts to coordinate with the Employee the time and place at which the Employee's reasonable cooperation shall be provided with the goal of minimizing the impact of such reasonable cooperation on any other material pre-scheduled business or professional commitments that the Employee may have. The coordination and communication from the Company to the Employee regarding the Employee’s cooperation shall come through the Company’s Chief Legal Officer. The Company shall reimburse the Employee for reasonable out-of-pocket expenses incurred by Employee in compliance with this Section, including any reasonable travel expenses incurred by Employee in providing such assistance, within thirty (30) days after Employee incurs the expense (subject to adequate substantiation of such expenses). As part of the consideration provided to the Employee under this Agreement, the Employee shall provide cooperation to the Company at no additional cost to the Company. At no time subsequent to the Termination Date shall the Employee be deemed to be a contractor, employee, agent or representative of the Company.

3

12.                Disclaimer of Liability. This Agreement and the payments and performances hereunder are made solely to assist the Employee in making the transition from employment with Company, and are not and shall not be construed to be an admission of liability, an admission of the truth of any fact, or a declaration against interest on the part of the Company.

13.                Entire Agreement. This Release Agreement constitutes the entire agreement and understanding of the parties with respect to the subject matter herein and supersedes all prior agreements, arrangements and understandings, written or oral, between the parties; provided, however, that Section 2 of the Severance Agreement, and the terms of the Non-Compete Agreement incorporated therein, shall remain in full force and effect. The Employee agrees and acknowledges that the covenants and restrictions set forth in Section 2 of the Severance Agreement and the Non-Compete Agreement are reasonable and necessary for the protection of the Company and to protect its business and Confidential Information, and the Employee further expressly agrees that: (i) Section 2 of the Severance Agreement and the terms of the Non-Compete Agreement are material terms of this Release Agreement, (ii) notwithstanding the express provisions of the Non-Compete Agreement, the Employee agrees, and the parties hereby amend the Non-Compete Agreement to so provide, that the period during which the Employee is bound by the covenants set forth in Sections 2, 3, 4 and 5 of the Non-Compete Agreement shall remain in effect after the twelve (12)-month periods described therein for so long as the Employee is eligible to receive, and continues to receive, salary continuation payments pursuant to Section 1.3 of the Severance Agreement. The Employee acknowledges and agrees that he is not relying on any representations or promises by any representative of the Company concerning the meaning of any aspect of this Release Agreement. This Release Agreement may not be altered or modified other than in a writing signed by the Employee and an authorized representative of the Company.

14.                Headings. All descriptive headings in this Release Agreement are inserted for convenience only and shall be disregarded in construing or applying any provision of this Release Agreement.

15.                Claim for Reinstatement. Employee agrees to waive and abandon any claim to reinstatement with Company. Employee further agrees not to apply for any position of employment with Company and agrees that this Agreement shall be sufficient justification for rejecting any such application.

16.                Counterparts. This Release Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Company and the Employee have executed this Release Agreement, on the date and year set forth below.

LUMBER LIQUIDATORS HOLDINGS, INC.

By:	/s/ Nancy W. Taylor
Its:	Chairperson of the Board

EMPLOYEE:

/s/ Dennis Knowles

Dennis Knowles

4